Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:

James D. Nesci
President and Chief Executive Officer
Blue Foundry Bank
201-972-8900
jnesci@BlueFoundryBank.com

Lindsay Erickson
Tierney Communications
610-331-2354
Lindsay.erickson@tierneyagency.com

Blue Foundry Bancorp Announces Kelly Pecoraro Will Join the Company
Seasoned finance executive brings years of leadership, accounting and management experience to the Company

RUTHERFORD, NJ – April 25, 2022 – Blue Foundry Bancorp (Nasdaq: BLFY) (the “Company”), announced today that Kelly Pecoraro will be joining Blue Foundry Bancorp on May 9, 2022. Subsequently, Ms. Pecoraro is expected to be appointed as the Company’s Executive Vice President and Chief Financial Officer on May 18, 2022 at the May meeting of the Company’s Board of Directors.

James D. Nesci, President and Chief Executive Officer stated, “We are excited to welcome Ms. Pecoraro to Blue Foundry’s executive leadership team. Her years of experience as a finance executive at a large, fast growing regional bank will prove to be invaluable at Blue Foundry.”

Ms. Pecoraro comes from Investors Bank where she served as Executive Vice President, Chief Accounting Officer and Comptroller of the $28 billion bank operating in the New York metropolitan area. This month Citizens Financial Group, Inc. completed its acquisition of Investors Bancorp, the holding company of Investors Bank. Prior to joining Investors Bank, Ms. Pecoraro served as an audit professional at KPMG. Ms. Pecoraro is a Certified Public Accountant.

Ms. Pecoraro commented, “I am eager to join Blue Foundry’s dynamic, inclusive, and energetic culture. I look forward to leveraging my experiences to support the Company at such an important juncture in their expansive history.”

About Blue Foundry Bancorp and Blue Foundry Bank
Blue Foundry Bancorp is the holding company for Blue Foundry Bank, a place where things are made, purpose is formed, and ideas are crafted. Headquartered in Rutherford NJ, with presence in Bergen, Essex, Hudson, Morris, Passaic and Somerset counties, Blue Foundry Bank is a full-service, progressive bank serving the doers, movers, and

Exhibit 99.1
shakers in our communities. We offer individuals and businesses alike the tailored products and services they need to build their futures. With a rich history dating back more than 145 years, Blue Foundry Bank has a longstanding commitment to its customers and communities. To learn more about Blue Foundry Bank visit BlueFoundryBank.com or call (888) 931-BLUE. Member FDIC.

Forward Looking Statements

This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They may or may not include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include conditions related to the global coronavirus pandemic, changes in the interest rate environment, changes in the rate of inflation, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.